Exhibit 21

ESCALADE, INCORPORATED AND SUBSIDIARIES

List of Subsidiaries at December 27, 2008

	State of Other Jurisdiction of Incorporation	Percent of Voting Securities Owned by Parent

Parent
Escalade, Incorporated	Indiana, USA

Subsidiaries (1)
Indian Industries, Inc.	Indiana, USA	100%
U.S. Weight, Inc.	Illinois, USA	100%
Harvard Sports, Inc.	California, USA	100%
Harvard California, S. DE R.L. C.V.	B.C. Mexico	100%
Bear Archery, Inc.	Florida, USA	100%
Escalade Sports Playground Equipment, Inc.	North Carolina, USA	100%
Martin Yale Industries, Inc.	Indiana, USA	100%
Productos Maestros de Oficiina, S.A. DE C.V.	B.C. Mexico	100%
Schleicher & Co. America	North Carolina, USA	100%
Olympia Business Systems	North Carolina, USA	100%
Martin Yale International, GmbH	Germany	100%
Martin Yale International SARL	France	100%
Martin Yale International Ltd	England	100%
Taros Trading, GmbH	Germany	100%
Desmar Seguridad Y Archivo, S.L.	Spain	100%
Action Group, Ltd	South Africa	100%
Safe Tech Sweden AB	Sweden	100%
Martin Yale Italia, SARL	Italy	100%
Indian-Martin, Inc.	Nevada, USA	100%
EIM Company, Inc.	Nevada, USA	100%
SOP Services, Inc.	Nevada, USA	100%
Escalade Insurance, Inc.	Nevada, USA	100%

(1) Each subsidiary Company so designated has been included in Consolidated Financial Statements for all periods following its acquisition. See Notes to Consolidated Financial Statements.